Exhibit 99.1

                        Eastern Virginia Bankshares, Inc.
                          Employee Stock Purchase Plan
                                       and
            Dividend Reinvestment and Stock Purchase Plan Enrollment
                                      Form

Employee:                  _____________________________________
                           Exact name in which to register stock

                           _____________________________________
                           Address (must not be the bank's address)

                           _____________________________________
                           City, State and Zip Code

SSN:                       ________ - ____ - _________
                           (must match the name above)

I wish to participate in the Eastern Virginia Bankshares, Inc. ("EVB") Employee Stock Purchase Plan (the "ESPP") and hereby authorize a payroll deduction of $__________ ($10 minimum) per pay period beginning with the first pay period that begins after ________ __, 200_, and continuing under the terms of the ESPP. Each payroll deduction shall be used for the purchase of shares of EVB common stock under the terms of the ESPP.

In addition, I hereby enroll in EVB's Dividend Reinvestment and Stock Purchase Plan (the "DRIP") and authorize a payroll deduction of $__________ per pay period beginning with the first pay period that I am eligible to participate in the DRIP and continuing under the terms of the DRIP until EVB receives further instructions from me. Each payroll deduction shall be used for the purchase of shares of EVB common stock under the terms of the optional cash purchase of the DRIP. In connection with the DRIP, I hereby appoint EVB (the "Administrator") or any successor to receive cash dividends that may thereafter become payable to me on shares of EVB common stock registered in my name as set forth above and authorize the Administrator to apply such dividends together with any optional cash investments that I may make under the plan to the purchase of full and fractional shares of EVB common stock.

I understand that the purchases in the ESPP and DRIP will be made under the terms and conditions of those plans and that I may revoke this authorization by notifying the Administrator in writing of my desire to terminate my participation in them.

 I understand that my revocation of authorization shall become effective in accordance with the terms of these plans.The above authorizations for a payroll deduction are to be used for my participation in both the ESPP and the DRIP, and I hereby acknowledge that I have received a copy of both the ESPP and DRIP plan documents.

                  Signed:    ____________________________________
                                         Employee

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